Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement is entered into on September 14, 2017 by and between Iovance Biotherapeutics, Inc., a Delaware corporation, with its principal place of business at 999 Skyway Road, Suite 150, San Carlos, CA 94070 (“Iovance”), and Iain Dukes, D. Phil., with an address at 9002 Crefeld Street, Philadelphia, PA 19118 (“Dr. Dukes”), with reference to the following facts:

RECITALS.

A.       Dr. Dukes currently is, and since August 2016 has been, the Chairman of Iovance’s Board of Directors.

B.       In addition to his duties as the Chairman of the Board, Dr. Dukes has provided business development, strategic and other advisory services to the Iovance.

C.       Iovance wishes to formally engage Dr. Dukes to continue to provide consulting services to Iovance.

D.       Accordingly, this Consulting Agreement is intended to define the services to be performed by Dr. Dukes for Iovance and the terms and provisions under which Dr. Dukes shall perform the services.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.             Scope of Work. Dr. Dukes agrees to consult with Iovance during the term of this Consulting Agreement regarding business development opportunities of Iovance, licensing transactions and technology acquisitions by Iovance, and any such strategic initiatives appropriate for Iovance that Dr. Dukes may identify. Dr. Dukes generally shall make himself reasonably available to Iovance, and shall render his services by telephone, via electronic mail or other remote means. At Iovance’s request, however, Dr. Dukes shall use best efforts to travel to Iovance’s offices or other location to meet with Iovance representatives at mutually agreed upon times and places. Dr. Dukes shall report to, and shall take instructions from, the Board of Directors of Company (or from a committee of the Board if such a committee is designated by the Board).

2.             Compensation.

(a)                As compensation for the services heretofore performed and to be performed in the future hereunder, Iovance agrees to grant to Dr. Dukes as of the date hereof a ten-year, non-qualified stock option (the “Stock Option”) to purchase up to 150,000 shares of Iovance’s common stock, $0.000041666 par value per share, at an exercise price of $7.30 per share (the closing trading price of the common stock on The Nasdaq Stock Market on September 8, 2017). The Stock Option shall be exercisable, and shall vest in 12 quarterly installments commencing on September 8, 2017 ( with 1/12th of the shares having vested on the date of this Consulting Agreement). The vesting of the Stock Option will accelerate and the entire Stock Option will become fully vested upon the closing of a significant licensing transaction, a material product acquisition, a material strategic transaction, or upon a Change of Control transaction. The determination of whether a significant licensing transaction, a material product acquisition, or a material strategic transaction has occurred will be made in the sole discretion of the Board of Directors as voted by majority (or if the Board delegates this duty to the Compensation Committee, then by the Compensation Committee of the Board), based on the type of transaction and its materiality to the business of Company. The Stock Option will have such other terms and provisions as are contained in Iovance’s standard-form of stock option agreement. A “Change of Control” shall mean: (1) a merger or consolidation or the sale or exchange by the stockholders of Company of capital stock of Company, where the stockholders of Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (2) any transaction or series of related transactions to which Company is a party in which in excess of fifty percent (50%) of Company’s voting power is transferred; or (3) the sale or exchange of all or substantially all of Company’s assets (other than a sale or transfer to a subsidiary of Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended), where the stockholders of Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring Company’s assets, in substantially the same proportion as before such transaction; provided, however, that a Change of Control shall not be deemed to have occurred pursuant to any transaction or series of transactions relating to a public or private financing or re-financing, the principal purpose of which is to raise money for Company’s working capital or capital expenditures and which does not result in a change in a majority of the members of the Board of Directors. Dr. Dukes shall be solely responsible for paying any and all taxes, assessments or other charges upon receipt or exercise of the Stock Option.

(b)                Iovance also agrees to reimburse Dr. Dukes for all reasonable travel and other expenses incurred at Iovance’s request. All expenses shall be substantiated by appropriate documentation and shall be submitted in accordance with Iovance reimbursement policies and procedures in effect from time to time.

3.             Independent Contractor. In the performance of services hereunder, Dr. Dukes shall function as an independent contractor. It is understood and agreed by both parties that neither this Consulting Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create an employer-employee relationship.

4.             Term of Agreement and Termination. The term of this Consulting Agreement shall commence on the date hereof and shall continue until August 31, 2020, provided that this agreement may be terminated by either party at its sole discretion upon thirty (30) days’ prior written notice to the other party.

5.             Iovance Ownership of Information. Any and all information, reports, documents, data, memoranda or other materials disclosed to Dr. Dukes relating to any activities or proposed activities of Iovance are considered by Iovance as trade secrets and/or confidential information and are the sole property of Iovance and are to be returned to Iovance at the termination of this Consulting Agreement. Dr. Dukes acknowledges and agrees that any information that he develops in the course of the Consulting Agreement (including but not limited to customer lists, business and financial information of Iovance) shall be the sole property of Iovance, and Dr. Dukes will not disclose or share such information with any third party, except with Iovance’s prior written consent. These terms shall apply during the term of the Consulting Agreement and for a period of five (5) years thereafter. Dr. Dukes shall not disclose such confidential information to others or use such confidential information for the personal benefit of Dr. Dukes or others other than Iovance.

6.             Entire Understanding. This Consulting Agreement and Company’s standard stock option agreement contain the entire understanding of Dr. Dukes and Iovance with respect to the matters contained herein.

7.             Amendment. This Consulting Agreement may be amended only by a writing signed by Dr. Dukes and by a representative of Company duly authorized.

8.             Assignment. This Consulting Agreement may not be assigned by Dr. Dukes without Company's prior written consent.

9.             Law and Venue. This Consulting Agreement shall be governed by the internal laws of the State of California without regard to principles of conflicts-of-law. In the event of any disagreement between the parties concerning this Consulting Agreement, the parties agree to attempt to resolve such disagreement by negotiation between the parties. If that does not succeed, the parties agree to binding arbitration in San Francisco, California, by the American Arbitration Association (“AAA”), with a single, mutually acceptable arbitrator. If the parties cannot agree upon a single arbitrator, the selection of an arbitrator shall be made by the AAA. The loser in such arbitration shall pay the entire costs of the arbitration plus the reasonable legal and other costs of the winner in such arbitration as determined by the arbitrator.

AGREED TO AND ACCEPTED:

Dr. Dukes	Iovance:

Iovance Biotherapeutics, Inc.

/s/ IAN DUKES	By:	/s/ MARIA FARDIS
Iain Dukes, D. Phil.		Maria Fardis
Chief Executive Officer

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